Exhibit 10.7

March 27, 2012

PERSONAL & CONFIDENTIAL

John T. Cavan

12 E. Elbrook Drive

Allendale, New Jersey 07401

Dear John:

We are delighted that you have accepted our offer to join Stemline Therapeutics, Inc. (the “Company”).  You will commence employment with the Company on March 1, 2012 (the “Start Date”).  Your employment with the Company will be on the following terms:

1.             Employment; Compensation.

A.             Title; Responsibilities.  Commencing on the Start Date, you will be employed as Chief Accounting Officer of the Company, which is a full-time position.  You will report directly to the Company’s Chief Operating Officer or Vice President of Operations.  Your responsibilities shall include, without limitation, (i) accounting, (ii) internal control over financial reporting, (iii) negotiating and managing the Company’s third-party vendor contracts, as needed and (iv) human resource management.  You will be employed on an at-will basis, which means that you may resign and the Company may terminate your employment or change your job title and duties at any time for any reason or for no reason.

B.            Base Salary.  Commencing on the Start Date, your starting base salary will be $100,000 per annum, less withholdings and deductions required and/or permitted by law, payable periodically on the same schedule as other full-time employees of the Company.  Commencing on October 1, 2012, your base salary will be increased to $195,000 per annum, less withholdings and deductions required and/or permitted by law, payable periodically on the same schedule as other full-time employees of the Company. Your base salary may be adjusted from time to time by the Company’s Chief Executive Officer in his sole discretion.

C.            Annual Bonus.  If at the end of any calendar year you are then in the Company’s employ, you will be eligible to receive a discretionary cash bonus in an amount equal to up to 25% of your base salary then in effect (pro rated from the Start Date through December 31, 2012 for the 2012 calendar year), subject to your achievement of performance goals established by the Company’s senior management in its sole discretion, the attainment of which shall be determined by the Company’s Board of Directors (the “Board”) in its sole discretion.

D.            Additional One-Time Bonuses.  On October 1, 2012 you will receive a one-time cash bonus in an amount equal to $40,000.  Additionally, if at October 1, 2012 you are then in the Company’s employ, you will be eligible to receive an additional one-time cash bonus in an amount equal to $28,833.  For the purposes of clarity, the bonuses provided for in this

Section 1(D) shall be in addition to any annual bonus for the 2012 calendar year, if any, provided for in Section 1(C).

E.             Options.  Subject to the approval of the Board, you will be granted the following award of options, which in the aggregate will constitute 0.75% of the Company’s Fully Diluted Capital Stock as of the date of approval by the Board:

(i) an option (the “Time-Vested Option”) to purchase that number of shares of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), equal to 0.5% of the Company’s Fully Diluted Capital Stock as of the date of approval by the Board, at a purchase price per share equal to the fair market value of the Company’s Common Stock on the date of approval by the Board.  The Time-Vested Option will vest and become exercisable as to 25% of the original grant amount upon the one (1) year anniversary of the date hereof and thereafter in twelve (12) substantially equal installments of 6.25% of the original grant amount every three (3) months following such anniversary date; provided however, that the Time-Vested Option will only vest if you are still employed with the Company on an applicable vesting date.

(ii) an option (the “Performance-Vested Option” and together with the Time-Vested Option, the “Options”) to purchase that number of shares of the Company’s Common Stock equal to 0.25% of the Company’s Fully Diluted Capital Stock as of the date of approval by the Board, at a purchase price per share equal to the fair market value of the Company’s Common Stock on the date of approval by the Board.  Following the consummation of the the first fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (other than on Forms S-4 or S-8 or their then equivalents), covering the offer and sale by the Company of its equity securities, the Performance-Vested Option will vest and become exercisable in accordance with the conditions for vesting and exercisability set by the Board or the Company’s Chief Executive Officer if such authority is delegated to him by the Board; provided however, that the Performance-Vested Option will only vest if you are still employed with the Company on the vesting date.

For purposes of this letter, “Fully Diluted Capital Stock” means all of the shares of issued and outstanding Common Stock, plus all of the shares of Common Stock underlying issued and outstanding options to purchase Common Stock.

The Options will be subject to the terms and conditions specified in (i) the Company’s Amended and Restated 2004 Employee, Director and Consultant Stock Plan and (ii) the Company’s standard form of incentive stock option agreement to be executed by you and the Company.

2.             Expense Reimbursement.  You will be entitled to reimbursement of all reasonable and properly documented expenses incurred by you in the performance of your duties hereunder, provided such expenses are approved in advance by the Company’s management and submitted for reimbursement in accordance with the Company’s policies.

3.             Benefits.  During your employment, you will be eligible to participate in all employee benefit plans and perquisite plans and policies (including fringe benefits, 401(k) plan participation, life, health, dental, accident and short and long term disability insurance) which the Company may, in its sole discretion, make available to its similarly situated employees, whether such benefits are now in effect or hereafter adopted, subject to the terms and conditions of each such plan or policy.  Subject to applicable law, the Company may alter, modify, add to or delete its employee benefit plans and its perquisite plans and policies at any time as it, in its sole judgment, determines to be appropriate, without recourse by you.

4.             Vacation.  You will be entitled to twenty (20) days of paid vacation for each calendar year of employment (pro rated from the Start Date through December 31, 2012 for the 2012 calendar year).  Vacation may not be carried over from year to year.

5.             Inventions, Non-Competition and Non-Disclosure Agreement.  The Company has a standard Inventions, Non-Competition and Non-Disclosure Agreement, which you are required to sign as a condition of your employment and your Options grants.  I have enclosed two copies of the Inventions, Non-Competition and Non-Disclosure Agreement for your review and signature.  Please sign and return to me one copy of the Inventions, Non-Competition and Non-Disclosure Agreement and this letter.  The other copy is for your files.  Please note that to the extent any terms of the Inventions, Non-Competition and Non-Disclosure Agreement conflict with this letter, the terms of the Inventions, Non-Competition and Non-Disclosure Agreement shall govern.

6.             Verification.  Your employment is also contingent upon our receipt of proof of your identification and work authorization as required by the U.S. Immigration Reform and Control Act and, to the Company’s satisfaction, that you are not subject to any agreement or understanding that could restrict or hinder the performance of your duties as an employee of the Company.  You hereby represent that you are not subject to any agreement, understanding or other duty that would restrict or hinder the performance of your duties as an employee of the Company, including, but not limited to, any confidentiality, noncompetition or nonsolicitation agreement or understanding.

7.             Severance.  Commencing on the first anniversary of the Start Date, if the Company terminates your employment without Cause (as defined below), and provided that you first execute a separation agreement in a form and of a scope reasonably acceptable to the Company (which will include a general release of claims among other terms) within thirty (30) days of the effective date of your separation, the Company will provide you with a payment in the gross amount of six (6) months of your then current base salary, paid in substantially equal installments over a period of six (6) months (the “Severance Period”) according to the Company’s regular payroll schedule, beginning 30 days after the separation date (the “Severance Package”).  As an additional condition of the Severance Package, you agree to make yourself reasonably available to answer questions by telephone during the period from the separation date through the end of the Severance Period.

For purposes of this letter, “Cause” means any of the following:

(a)         You materially breach any duty or obligation owed to the Company, whether under this letter (including, without limitation, any of your obligations contained in Section 9 of this letter), the Company’s code of conduct, the Company’s Inventions, Non-Competition and Non-Disclosure Agreement, or otherwise;

(b)        You refuse or are unwilling to perform any of the duties assigned by the Company in good faith, after a written request from the Company to do so;

(c)         You are convicted by a court of competent jurisdiction of, or plead guilty or nolo contendere to, any felony or any crime involving moral turpitude;

(d)        You engage in conduct that would tend to bring public disrespect, contempt or ridicule to the Company, as reasonably determined in good faith by the Company;

(e)         You are determined by the Company to have committed an act of moral turpitude; or

(f)         You are repeatedly absent from work (excluding vacations, illnesses, disability leaves, or other leaves of absence approved by the Company).

8.             Change of Control.  If at any time during the ninety (90) day period following a Change of Control (as defined below) your employment is terminated without Cause, then you shall receive acceleration of vesting and exercisability of the Options granted pursuant to this letter so that all the Options are 100% vested and immediately exercisable, provided that the Options have not earlier terminated in accordance with their terms. “Change of Control” shall mean the sale of all or substantially all of the capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the capital stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

9.             Return of Company Property. You agree that upon the termination or cessation of your employment with the Company for any reason, or at any other time upon the Company’s request, you will immediately return to the Company all Company property of any kind then in your possession or under your control, including, without limitation, the originals and all copies of any and all documents, files or records (including computer data, disks, programs, or printouts) that contain any non-public information that in any way relates to the Company, any of its subsidiaries or affiliates, any of their products or services, clients, suppliers or other aspects of any of their business(es) or prospects, all other notes, drawings, lists, memoranda, magnetic disks or tapes, other recording media, reports, files, memoranda, software, credit cards, door and file keys, telephones, PDAs, computers, computer access codes, instructional manuals, and any other physical property that you received, prepared, or helped prepare in connection with your employment. You further agree to not retain any copies or excerpts of any such property in any format, whether hardcopy, electronic or otherwise.  You agree to use your best efforts to save all electronic files on the Company’s servers, and to the extent that you have Company property stored on any home computer or other personal storage device, you agree to irretrievably delete such property after forwarding a copy of any such property to the Company.  Your obligation in this Section 9 will survive any change to your employment status with the Company, by promotion or otherwise, and the termination or cessation of your employment with the Company.

10.           Integration.  The terms and conditions of your proposed employment with the Company as set forth in this letter supersede any contrary verbal discussions concerning conditions of your employment, and this letter contains the entire understanding of the parties with regard to its subject matter.

11.           Amendment.  No amendment or other modification of this letter shall be effective unless in writing and signed by the Company and you.

12.           Waiver.  Waiver by either the Company or you of a breach of any provision, term or condition hereof will not be deemed or construed as a further or continuing waiver thereof or a waiver of any breach of any other provision, term or condition of this letter.

13.           Successors and Assigns.  The rights and obligations of the Company hereunder may be transferred or assigned to any successor or assign of the Company.  No assignment of this letter will be made by you, and any purported assignment will be null and void.

14.           Severability.  If any arbitrator, agency, tribunal or court of competent jurisdiction finds any provision or part of this letter to be excessively broad, in whole or in part, such provision will be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable under applicable law.  If any provision or part of this letter is declared illegal or unenforceable by any arbitrator, tribunal or court of competent jurisdiction even after the reformation and construction as provided in the previous sentence, then the remainder of this letter, or the application of such provision or part in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each provision and part of this letter will be valid and enforceable to the fullest extent permitted by law.

15.           Consideration.  You agree that the provisions of this letter are reasonable and necessary for the protection of the Company.

16.           Governing Law.  This letter shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction.

[Signature page follows]

Again, we look forward to having you join us.  If you have any questions, please feel free to call me at (212) 531-5969.

Very truly yours,

STEMLINE THERAPEUTICS, INC.

		By:	/s/ Ivan Bergstein, M.D.
Name: Ivan Bergstein, M.D.
Title: President and Chief Executive Officer

JOHN T. CAVAN

/s/ John T. Cavan
(Signature)

Date:	March 27, 2012